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                                               OMB APPROVAL
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                    UNITED STATES              OMB Number:       3235-0058
          SECURITIES AND EXCHANGE COMMISSION   Expires:     January 31, 2002
              Washington, D.C. 20549           Estimated average burden
                                               hours per response . . . . 2.50
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                   FORM 12B-25

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                                                        SEC FILE NUMBER
                                                           000-28288
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             NOTIFICATION OF LATE FILING

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                                                          CUSIP NUMBER
                                                          278849-10-4
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(Check One):/X/Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q  / /Form N-SAR



                    For Period Ended:                December 31, 2000
                                     ------------------------------------------
                    [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:
                                                 ------------------------------

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   Read Instruction (on back page) Before Preparing Form. Please Print or Type.
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                 VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I  --  REGISTRANT INFORMATION

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Full Name of Registrant

               ECLIPSE SURGICAL TECHNOLOGIES, INC.
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Former Name if Applicable

                                       N/A

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Address of Principal Executive Office (Street and Number)
                                 1049 Kiel Court

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City, State and Zip Code

                               Sunnyvale, CA 94089

PART II  --  RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 /X/      (b)   The subject annual report, semi-annual report, transition
                report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

As previously announced, the company has recently significantly cut back the number of people it employs, including in its finance group. Due to these cutbacks and the need to expend time and energy pursuing financing options for the company, the company cannot file its Annual Report on Form 10-K \ within the prescribed time period.

(ATTACH EXTRA SHEETS IF NEEDED)
SEC 1344 (6/94)

        POTENTIAL   PERSONS  WHO  ARE  TO  RESPOND  TO  THE  COLLECTION  OF
        INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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PART IV  --  OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Ian A. Johnston               (408)                     548-2137
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           (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
     is no, identify report(s).     Yes /x/           No / /


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                    Yes / /           No /x/

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date      March 30, 2001                    By      /s/ Ian A. Johnston
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                                               Vice President of Finance and
                                               Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representa- tive. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



----------------------        ATTENTION          --------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal
                   Violations (See 18 U.S.C. 1001).
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